Gary R. Henrie  Attorney at Law              Telephone:       702-616-3093
                                             Facsimile:       702-263-8102
                                             E-mail:          grhlaw@cox.net

                                             10616 Eagle Nest Street
                                             Las Vegas, NV  89141

September 10, 2003

Ray Hawkins, CEO
LIVESTAR Entertainment Group, Inc.
4th floor 62 W. 8th Avenue
Vancouver, BC  V5Y 1M7

RE: Representation Agreement

Dear Ray:

This letter will constitute my Representation Agreement ("Agreement") confirming the standard terms upon which my services are provided. Upon execution of this
Agreement, you have retained the law firm of Gary R. Henrie ("Firm") in connection with the matters set forth below.

Scope of Engagement

LIVESTAR Entertainment Group, Inc. ("Client") hereby retains the firm of Gary R.
Henrie to perform legal services related to compliance with U.S. federal securities laws and related corporate matters (the "Scope of Engagement"). My representation of you is limited to the Scope of Engagement and other matters for which I agree to perform services after consultation with you.

To assist us in the course of this engagement, I will expect your full cooperation with my office in providing me with the requested documents and information, keeping me apprised of any changes in facts and circumstances that affect my services, and the payment of my bills in a current and timely manner.

Legal Fees and Expenses

With respect to my charges for legal services, many factors are taken into account in quoting the legal fees, including the time expended, nature, and complexity of the work performed, the time required by the client, and the results achieved for the client by the firm.

Client agrees to compensate the Firm based upon the Firm's engagement standard hourly rates for Gary R. Henrie of $225.00 per hour. Other charges will include preparation of documents to be filed with the Securities and Exchange Commission
("SEC") into the electronic format for filing and the filing of the same with the SEC at the rate of $5.00 per page.

                                       1

In addition to the legal fees described above, you will be responsible for the current and timely payment of all out-of-pocket disbursements, costs, and expenses, which will be separately itemized on our statement to you. These may include travel, filing fees, and other expenses as reasonably requested by the
Firm and as pre-approved by the Client.

Terms of Payment

It is my practice to send a monthly statement for services rendered during the previous month and for disbursements incurred on Client's account. The detail in the monthly statement will inform you of both the nature and process of the work and fees and disbursements incurred. I will do my best to ensure that our
Clients are fully satisfied not only with my services, but also with the reasonableness of the fees and disbursements charged for those services.

Payment may be made in cash or in other consideration as approved by me from time to time such as shares of common stock of LIVESTAR Entertainment Group,
Inc. registered on Form S-8 during a time that an active public market exists for such stock. Payment in such stock may be used for services rendered by me prior to the date of this Agreement. The parties agree that a registration statement on Form S-8 for 1.5 million shares of common stock will be made immediately for payment of past and future services.

Termination

This Agreement may be prospectively terminated at any time upon reasonable advance written notice given by either party. Client also agrees that the Firm shall be under no obligation to undertake or continue services on any matter if the Firm deems such services to be in conflict with legal ethics; or if the
Client fails to make any payment to the Firm when due.

Conflict of Interest

I have performed a conflict of interest check and have determined that I do not have a conflict with representing you in this matter. However, should you believe that there are or will be other parties with a direct economic or personal interest relating to my representation, which have not been previously disclosed to us, you agree to immediately contact the Firm with such information. I may not represent multiple clients who have directly adverse interests without first explaining the facts and circumstances that give rise or may give rise to the conflict and obtaining their informed written consent.

Results

The Client understands that the Firm has not and cannot guarantee results, and that the Firm's services shall be to give Client legal advice and advocate
Client's position with regard to the Scope of Engagement.

No Continuing Obligation

Once the legal work is complete, the Firm has no obligation to inform client of future developments relative to legal work performed hereunder. It is advised that client periodically consult with an attorney with regard to any such future developments. In addition, it is advisable for client to consult with the attorney if there is a significant change in client's circumstances.

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Severability

Every provision of this Agreement is severable. If any provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Modification

This Agreement reflects the standard terms upon which the Firm currently makes its services available to clients. In the event that such standard terms are modified in the future, this Agreement may be amended by the Firm and the Client to reflect such modified standard terms.

                                              By: /s/ Gary R. Henrie
                                                  ----------------------
                                                      Gary R. Henrie, Esq.

WE AGREE TO THE TERMS OF REPRESENTATION AND ENGAGEMENT AS OUTLINED ABOVE.

                                              LIVESTAR Entertainment Group, Inc.

                                              By: /s/ Ray Hawkins
                                                  --------------------
                                                      Ray Hawkins, CEO